TAYCO DEVELOPMENTS, INC.
100 TAYLOR DRIVE

NORTH TONAWANDA, NEW YORK 14120-0748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF TAYCO DEVELOPMENTS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TAYCO DEVELOPMENTS, INC. (the "Company") will be held at the Holiday Inn, 1881 Niagara Falls Boulevard, Amherst, New York on November 14, 2003 at 2:00 P.M. for the following purposes:

1.	To elect five directors of the Company each to serve for the ensuing year until the next annual meeting, or until the election and qualification of his or her successor.
2.	To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on September 22, 2003 will be entitled to notice of the meeting and to vote at the meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SUCH SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

s/Joseph P. Gastel
Joseph P. Gastel Secretary

DATED:	September 25, 2003 North Tonawanda, New York

PROXY STATEMENT

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
TAYCO DEVELOPMENTS, INC.
100 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

----------------------------------

TO BE HELD AT THE HOLIDAY INN
1881 NIAGARA FALLS BOULEVARD
AMHERST, NEW YORK on
November 14, 2003

This Proxy Statement is furnished to shareholders by the Board of Directors of Tayco Developments, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on November 14, 2003 at 2:00 P.M., and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is proposed first to give or mail this Proxy Statement and the accompanying form of proxy to shareholders on or about September 26, 2003.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions contained therein. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to its use by written notice to the Secretary of the Company.

The Board of Directors has fixed the close of business on September 22, 2003 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On September 22, 2003, the Company had outstanding and entitled to vote a total of 990,213 shares of common stock. Each outstanding share of common stock is entitled to one vote on all matters to be brought before the meeting.

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 22, 2003 as to persons known by the Company to be beneficial owners, directly or indirectly, of more than five percent of the Company's common stock, as well as shares owned by the named executive officers, each director and all directors and executive officers as a group. The statements as to securities beneficially owned are, in each instance, based upon information provided by the persons concerned, or by the Company as transfer agent.

Name and Address of Beneficial Owner	Direct/Indirect Ownership (4)	Percent of Ownership (4)
Taylor Devices, Inc. 90 Taylor Drive North Tonawanda, NY 14120	228,317 (1)	23.1%

Douglas P. Taylor 90 Taylor Drive North Tonawanda, NY 14120	97,659 (2)(3)	9.9%

Joseph P. Gastel 295 Main Street Suite 722 Buffalo, NY 14203	- 0 -	- 0 -

David A. Lee 1819 Wilshire Blvd. Santa Monica, CA 90403	- 0 -	- 0 -

Paul L. Tuttobene, Jr. 84 Benedict Road Pittsford, NY 14534	1,000	*

Janice M. Nicely 100 Taylor Drive North Tonawanda, NY 14120	72	*

Mark V. McDonough 90 Taylor Drive North Tonawanda, NY 14120	- 0 -	- 0 -

All Directors and executive officers as a group	98,731	10.0%

* less than 1%

(1)	These shares were purchased in January 1992 in a private sale at their fair market value, in consideration of Taylor Devices, Inc. ("Devices"), an affiliate of the Company, partially discharging certain of the Company's obligations as a guarantor of the indebtedness of a former affiliate.
(2)	Douglas P. Taylor is a shareholder, Chairman of the Board of Directors and the President and CEO of both the Company and Devices. The Taylor family owns or controls 160,309 shares in the Company, or approximately 16.2% of its common stock, including shares held by Mr. Taylor. Also included in this number are the shares held by Mr. Taylor's sister, Joyce Taylor Hill, who owns 24,176 shares in her name and 33,174 shares as custodian for her children. Richard G. Hill, her husband and the brother-in-law of Mr. Taylor, beneficially owns 4,800 shares. Mr. Hill is also a shareholder, director, and Vice President of Devices. The Estate of the late Paul H. Taylor, father of Mr. Taylor, beneficially owns 500 shares. Including shares beneficially owned by Messrs. Taylor and Hill in Devices, the Taylor family owns or controls 116,544 shares or 4.0% of the common stock of Devices.
(3)	Includes 6,000 shares held by Sandra Taylor, wife of Mr. Taylor, and 25,295 shares held by Sandra Taylor in custodial accounts for their children Erin and David. Their son Alan holds 4,714 shares. Mr. Taylor disclaims any beneficial ownership to these shares.
(4)	Information presented in this table has been supplied by the respective shareholders or by the Company, as transfer agent.

ELECTION OF DIRECTORS

Five directors of the Company are to be elected to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders. Unless the proxy directs otherwise, the persons named in the enclosed proxy will vote for the election of the five nominees named below. In the event that any of the nominees is unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Company does not anticipate that any of the nominees will be unable to serve.

Nominees Douglas P. Taylor, David A. Lee, Joseph P. Gastel, Paul L. Tuttobene and Janice M. Nicely have held their positions since the last Annual Meeting of Shareholders held on November 1, 2002.

Nominees and Directors

The nominees for director, their ages, principal occupations, positions and offices with the Company and the date each was first elected a director of the Company are as set forth below.

Douglas P. Taylor, (55), has been Chairman, President and Chief Executive Officer of the Company since April 1991, an executive officer since 1979 and a director since 1972. Since 1976 and 1977, he has served as director of Devices and another affiliate, Tayco Realty Corporation ("Realty"), respectively. Mr. Taylor is inventor/co-inventor on numerous U.S. Patents assigned to the Company, and is widely published within the fluid power, aerospace/defense, and structural engineering communities.

David A. Lee, (72), has served as Vice President of the Company since April 1991 and as a director since November 1991. Dr. Lee has also served as a consultant to Devices since 1974. He has a Ph.D. and M.E. degree in mechanical engineering from the University of Southern California at Los Angeles and a B.S. degree in mechanical engineering from the California Institute of Technology. Dr. Lee is the co-inventor on five U.S. patents assigned to the Company.

Joseph P. Gastel, (78), is a patent attorney and has served as a director and Secretary of the Company and Devices since 1984.

Paul L. Tuttobene, Jr., (40), President of PLT Associates, a firm which has served as a manufacturer's representative and consultant to Devices since 1989, has served as a director of the Company since November 1991. Mr. Tuttobene has a B.S. degree in marketing from St. John Fisher College.

Janice M. Nicely, (63) is semi-retired and until November 1, 2001 served as Manager of Shareholder Relations for the Company and Devices. Ms. Nicely has been with the Company and Devices since 1980 and has served as a director of the Company since November 1992.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

In fiscal 2003, the Board of Directors met three (3) times, with all directors present. The Company has no nominating, audit or other standing committee of the Board.

Director Compensation

In fiscal 2003, each member of the Board of Directors received a fee of $1,250 for each meeting attended. The Secretary, Mr. Gastel, received an additional fee of $2,250 per meeting, in addition to his fees as a director, for his services as corporate secretary.

For each director's ownership of the Company's Common Stock, see "Certain Beneficial Owners and Management."

Current Directors and Officers

For information concerning Messrs. Taylor, Gastel, Lee and Tuttobene and Ms. Nicely, see "Election of Directors- Nominees and Directors" above.

Mark V. McDonough, (43), was appointed Chief Financial Officer of the Company on June 23, 2003. Until he joined the Company, Mr. McDonough served as Director of Finance at Saint-Gobain Technical Fabrics, Inc. Prior to that time, he had been employed as Corporate Controller with International Motion Control, Inc. Both are manufacturing companies in the Western New York region.

Code of Ethics

The Company has adopted a Code of Ethics (the "Code") which is a compilation of written standards reasonably designed to deter wrongdoing and promote honest and ethical conduct, including full, fair, timely and understandable disclosure in documents that the Company files with and submits to the Securities Exchange Commission; compliance with governmental laws, rules and regulations; prompt internal reporting of violations to the Code; and accountability for adherence to the Code.

EXECUTIVE COMPENSATION

Mr. Taylor receives royalties earned on his inventions and fees as a director, as shown in the table below.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

Position	Fiscal Year	Salary	Director Fee	Director Bonus	Royalty (A)	Total
Douglas P. Taylor,	2003	$0	$3,750	$500	$35,000	$39,250
Chairman, President and	2002	$0	$ 3,750	$500	$30,000	$34,250
Chief Executive Officer	2001	$0	$ 3,750		$27,500 (B)	$31,250

(A)	By resolution of the Board, on August 23, 2002 the Chief Executive Officer's monthly royalty payment was increased from $2,500 ($30,000 annually) to $3,000 ($36,000 annually).
(B)	Figure is for the eleven months ended May 31, 2001.

Indemnification Insurance for Directors and Officers

On July 24, 2003, the Company purchased a director and officer indemnification insurance policy written by the Vigilant Insurance Company through the Chubb Group of Insurance Companies. The renewal was for a one-year period at an annual premium of $22,750. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of his conduct in such capacities. No payments or claims for indemnification or expenses have been made under any directors and officers insurance policies purchased by the Company.

Indemnity Agreements between the Company and its directors and certain officers were executed on March 20, 2002. Although the New York Business Corporation Law (the "BCL) and the By-laws authorize the Company to indemnify directors and officers, they do not require the directors and officers to be indemnified during the pendency of litigation or specify the times at which the Company is obligated to reimburse an indemnified person for expenses. The Indemnity Agreements provide that the Company will advance litigation expenses to the person indemnified while the action is pending, upon the indemnified person's assurance (as required by the BCL) that the advance will be returned if the indemnified person is ultimately found not to be entitled to it.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Pursuant to the Lease Agreement dated July 1, 2000 between the Company and Devices, Devices leases approximately 800 square feet of office and research and development space to the Company at a base annual rental of $12,000. The rate of any rental increase may not exceed 10% annually and may be waived by both parties in writing. The lease will automatically renew on each anniversary of its commencement date unless either party gives three months written notice to the other of termination. The lease provides that on April 1 of each year, management of both companies will review the lease to determine possible increases for expenses due to increased taxes, maintenance costs, or for additional space utilized by the Company. For the twelve months ended May 31, 2003, the Company paid Devices rental payments totaling $12,000.

Under the License Agreement dated November 1, 1959 ("License Agreement"), the Company granted Devices preferential rights to market in the United States and Canada all existing and future inventions and patents owned by the Company. The term of the License Agreement is the life of the last-to-expire patent, the date of which is 2020, on which the Company receives royalties from Devices. Devices pays a 5% royalty to the Company on sales of items sold and shipped. During fiscal 2003, Devices paid $125,030 in royalties to the Company. Payments are required to be made quarterly, without interest, and are current.

In addition, the License Agreement provides for the Company to pay Devices 10% of the gross royalties received from third parties who are permitted to make, use and sell machinery and equipment under patents not subject to the License Agreement. These royalties also apply to certain apparatus and equipment subject to the License Agreement which has been modified by Devices, with the rights to the modification assigned to the Company. No royalties were paid to Devices in 2003. Royalties, if any, are paid quarterly. Royalties are also paid to Douglas P. Taylor pursuant to a resolution of the Board of Directors of the Company. See "Executive Compensation."

The Company, Devices, and Realty share common management and a close business relationship. Particularly as it may relate to the Company and Devices, as separate corporations responsible to their own shareholders, corporate interests may from time to time diverge as to various aspects of their business, including the development of future inventions and patents, which could be licensed to licensees other than Devices.

INDEPENDENT AUDITORS

A representative of Lumsden & McCormick, LLP, the Company's auditors for fiscal 2003, and the accounting firm to serve as the Company's certified public accountants for fiscal 2004, will attend the Annual Meeting of Shareholders. A representative will be available to respond to questions raised orally, and will be given the opportunity to make a statement, if desired.

PROPOSALS OF SHAREHOLDERS

Shareholders wishing to propose a matter for consideration at the 2004 Annual Meeting of Shareholders must follow certain specified advance notice procedures set forth in the Company's By-Laws, a copy of which is available upon written request to: Joseph P. Gastel, Secretary, Tayco Developments, Inc., 100 Taylor Drive, PO Box 748, North Tonawanda, New York 14120-0748.

FINANCIAL STATEMENTS

The financial statements, contained in the 2003 Annual Report, are being mailed to shareholders of record together with this Proxy Statement, Notice of Annual Meeting, and form of Proxy.

OTHER MATTERS

Voting

Under the New York Business Corporation Law ("BCL") and the Company's By-laws, the presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. The shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether or not a broker with discretionary authority fails to exercise discretionary voting authority with respect to any particular matter.

Once a quorum is established, under the BCL and the Company's By-laws, the directors standing for election must be elected by a plurality of the votes cast. Other actions to be taken must be approved by a majority of the votes cast in favor of such action by the holders of shares entitled to vote thereon. For voting purposes, all votes cast "for", "against", "abstain" or "withhold authority" will be counted in accordance with such instruction as to each item. Abstention shall not constitute a vote cast.

Expenses

The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. The Company has retained the services of Regan & Associates, Inc. to assist in the solicitation of proxies. In addition to solicitations by mail, Regan & Associates, Inc. and regular employees of the Company may solicit proxies in person, by mail, or by telephone, but no employee of the Company will receive any compensation for solicitation activities in addition to their regular compensation. Expenses may also include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

The Board of Directors know of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

By Order of the Board of Directors
s/Joseph P. Gastel
Joseph P. Gastel Secretary
Dated:	September 25, 2003 North Tonawanda, New York